Exhibit 99.1
NEWS RELEASE
ASSOCIATED MATERIALS INCORPORATED AND AMH HOLDINGS, INC.
REPORT THIRD QUARTER RESULTS
CUYAHOGA FALLS, Ohio, November 9 — Associated Materials Incorporated (“AMI” or the “Company”) today announced results for the quarter and nine months ended September 29, 2007. Financial highlights are as follows:
•	Net sales for the quarter ended September 29, 2007 were $349.6 million, a 1.8% increase from net sales of $343.4 million for the same period in 2006. For the nine months ended September 29, 2007, net sales were $905.7 million, or 4.8% lower than net sales of $951.0 million for the same period in 2006.

•	Net income for the third quarter of 2007 was $17.4 million compared to net income of $14.6 million for the same period in 2006. For the nine months ended September 29, 2007, net income was $29.8 million compared to net income of $31.0 million for the same period in 2006.

•	Adjusted EBITDA was $44.0 million for the third quarter of 2007 compared to adjusted EBITDA of $40.0 million for the same period in 2006. For the nine months ended September 29, 2007, adjusted EBITDA was $93.5 million compared to adjusted EBITDA of $95.9 million for the same period in 2006. A reconciliation of net income to adjusted EBITDA is included below.

•	Repaid $29.0 million of term debt and the remaining $10.0 million balance of revolving loans under the Company’s credit facility during the third quarter of 2007.
Tom Chieffe, President and Chief Executive Officer, commented, “I am pleased with our performance given the current state of the housing market and building products industry. Our third quarter of 2007 marked the highest third quarter adjusted EBITDA in Company history. The various cost reduction initiatives we have implemented across the entire business have allowed us to sustain our EBITDA performance and should position us for improved profitability when macroeconomic conditions improve.”
Earnings Conference Call
Management will host its third quarter earnings conference call on Friday, November 9th at 11 a.m. Eastern Time. The toll free dial-in number for the call is (800) 640-9765 and the conference call identification number is 19497755. A replay of the call will be available through November 16th by dialing (877) 213-9653 and entering the above conference call identification number. The conference call and replay will also be available via webcast, which along with this news release can be accessed via the Company’s web site at http://www.associatedmaterials.com.

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended September 29, 2007
(in thousands)

	AMI	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	September 29,	September 29,	September 29,	September 29,
	2007	2007	2007	2007
Net sales	$349,603	$—	$—	$349,603
Gross profit	91,557	—	—	91,557
Selling, general and administrative expense	53,128	—	—	53,128

Income from operations	38,429	—	—	38,429
Interest expense, net	7,306	10,530	—	17,836
Foreign currency gains	(116)	—	—	(116)

Income (loss) before income taxes	31,239	(10,530)	—	20,709
Income taxes (benefit)	13,840	(1,548)	—	12,292

Income (loss) before equity income from subsidiaries	17,399	(8,982)	—	8,417
Equity income from subsidiaries	—		17,399	(17,399)	—

Net income	$17,399	$8,417	$(17,399)	$8,417

Other Data:
EBITDA (a)	$44,024
Adjusted EBITDA (a)	44,033

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended September 30, 2006
(in thousands)

	AMI	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2006	2006	2006
Net sales	$343,402	$—	$—	$343,402
Gross profit	85,095	—	—	85,095
Selling, general and administrative expense	50,692	—	—	50,692

Income from operations	34,403	—	—	34,403
Interest expense, net	8,234	9,466	—	17,700
Foreign currency loss	99	—	—	99

Income (loss) before income taxes	26,070	(9,466)	—	16,604
Income taxes (benefit)	11,486	(2,510)	—	8,976

Income (loss) before equity income from subsidiaries	14,584	(6,956)	—	7,628
Equity income from subsidiaries	—	14,584	(14,584)	—

Net income	$14,584	$7,628	$(14,584)	$7,628

Other Data:
EBITDA (a)	$39,729
Adjusted EBITDA (a)	39,953

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Nine Months Ended September 29, 2007
(in thousands)

	AMI	AMH	Eliminations	Consolidated
	Nine Months Ended	Nine Months Ended	Nine Months Ended	Nine Months Ended
	September 29,	September 29,	September 29,	September 29,
	2007	2007	2007	2007
Net sales	$905,718	$—	$—	$905,718
Gross profit	230,339	—	—	230,339
Selling, general and administrative expense	155,472	—	—	155,472

Income from operations	74,867	—	—	74,867
Interest expense, net	21,615	30,854	—	52,469
Foreign currency gains	(216)	—	—	(216)

Income (loss) before income taxes	53,468	(30,854)	—	22,614
Income taxes (benefit)	23,688	(10,197)	—	13,491

Income (loss) before equity income from subsidiaries	29,780	(20,657)	—	9,123
Equity income from subsidiaries	—	29,780	(29,780)	—

Net income	$29,780	$9,123	$(29,780)	$9,123

Other Data:
EBITDA (a)	$91,454
Adjusted EBITDA (a)	93,480

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Nine Months Ended September 30, 2006
(in thousands)

	AMI	AMH	Eliminations	Consolidated
	Nine Months Ended	Nine Months Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2006	2006	2006
Net sales	$951,011	$—	$—	$951,011
Gross profit	231,440	—	—	231,440
Selling, general and administrative expense	154,159	—	—	154,159
Facility closure costs, net	(92)	—	—	(92)

Income from operations	77,373	—	—	77,373
Interest expense, net	23,957	27,737	—	51,694
Foreign currency gains	(865)	—	—	(865)

Income (loss) before income taxes	54,281	(27,737)	—	26,544
Income taxes (benefit)	23,307	(9,539)	—	13,768

Income (loss) before equity income from subsidiaries	30,974	(18,198)	—	12,776
Equity income from subsidiaries	—	30,974	(30,974)	—

Net income	$30,974	$12,776	$(30,974)	$12,776

Other Data:
EBITDA (a)	$94,419
Adjusted EBITDA (a)	95,949

(a)	EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. The Company considers adjusted EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company’s ability to service its debt and / or incur debt and meet the Company’s capital expenditure requirements; (ii) internally measure the Company’s operating performance; and (iii) determine the Company’s incentive compensation programs. In addition, AMI’s credit facility has certain covenants that use ratios utilizing this measure of adjusted EBITDA. EBITDA and adjusted EBITDA have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies. EBITDA and adjusted EBITDA are not measures determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of the Company’s operating results or cash flows from operations (as determined in accordance with GAAP) as a measure of the Company’s liquidity. The reconciliation of the Company’s net income to EBITDA and adjusted EBITDA is as follows (in thousands):

			Nine Months	Nine Months
	Quarter Ended	Quarter Ended	Ended	Ended
	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006
Net income	$17,399	$14,584	$29,780	$30,974
Interest expense, net	7,306	8,234	21,615	23,957
Income taxes	13,840	11,486	23,688	23,307
Depreciation and amortization	5,479	5,425	16,371	16,181

EBITDA	44,024	39,729	91,454	94,419
Foreign currency (gains) loss	(116)	99	(216)	(865)
Separation costs (b)	—	—	699	2,085
Amortization of management fee (c).	125	125	375	375
Transaction costs (d)	—	—	1,168	—
Stock compensation expense	—	—	—	27
Facility closure costs, net (e)	—	—	—	(92)

Adjusted EBITDA	$44,033	$39,953	$93,480	$95,949

(b)	For the nine months ended September 29, 2007, amount represents separation costs, including payroll taxes, related to the resignation of Mr. Deighton, former Chief Operating Officer of the Company. For the nine months ended September 30, 2006, amount represents separation costs, including payroll taxes and benefits, related to the resignation of Mr. Caporale, former Chairman, President and Chief Executive Officer of the Company by mutual agreement with the Company’s Board of Directors.
(c)	Represents amortization of a prepaid management fee of $6 million paid to Investcorp International Inc. in connection with the December 2004 recapitalization transaction. The Company is expensing the prepaid management fee based on the services provided over the life of the agreement, as defined in the Management Advisory Agreement with Investcorp International Inc. In accordance with the Management Advisory Agreement, the Company recorded $4 million as expense for the year ended December 31, 2005, with the remaining unamortized amount to be expensed equally over the remaining four-year term of the agreement.
(d)	Represents legal and accounting fees incurred in connection with an unsuccessful bid for an acquisition target.
(e)	Amounts recorded during 2006 include the gain realized upon the final sale of the Company’s former manufacturing facility in Freeport, Texas, partially offset by other non-recurring expenses associated with the closure of this facility.

Results of Operations
Net sales increased 1.8%, or $6.2 million, during the third quarter of 2007 compared to the same period in 2006 primarily due to growth in third party manufactured product sales, improved unit volumes in the Company’s vinyl window operations, and the benefit from the stronger Canadian dollar, partially offset by decreased unit volumes in the Company’s vinyl siding operations. During the third quarter of 2007 compared to the same period in 2006, vinyl window unit volumes increased by 2%, while vinyl siding unit volumes decreased by 5%. Gross profit in the third quarter of 2007 was $91.6 million, or 26.2% of net sales, compared to gross profit of $85.1 million, or 24.8% of net sales, for the same period in 2006. The increase in gross profit as a percentage of net sales was primarily a result of the Company’s cost reduction initiatives, procurement savings and the benefit from the stronger Canadian dollar. Selling, general and administrative expense increased to $53.1 million, or 15.2% of net sales, for the third quarter of 2007 versus $50.7 million, or 14.8% of net sales, for the same period in 2006. The increase in selling, general and administrative expense was due primarily to increased expenses in the Company’s supply center network, including increased payroll costs and building and truck lease expenses, as well as increased marketing expenses, offset partially by headcount reductions implemented in the prior year. Income from operations was $38.4 million for the third quarter of 2007 compared to $34.4 million for the same period in 2006.
Net sales decreased by 4.8%, or $45.3 million, for the nine months ended September 29, 2007 compared to the same period in 2006 primarily due to lower sales volumes in the Company’s vinyl siding operations, partially offset by growth in third party manufactured product sales and the benefit from the stronger Canadian dollar. Unit volumes in the Company’s vinyl siding and window operations decreased from the same period in 2006 by 13% and 2%, respectively. Gross profit for the nine months ended September 29, 2007 was $230.3 million, or 25.4% of net sales, compared to gross profit of $231.4 million, or 24.3% of net sales, for the same period in 2006. The increase in gross profit as a percentage of net sales was primarily a result of the net favorable impact of selling prices versus commodity costs, the Company’s cost reduction initiatives and procurement savings, as well as the benefit from the stronger Canadian dollar. Selling, general and administrative expense increased to $155.5 million, or 17.2% of net sales, for the nine months ended September 29, 2007 versus $154.2 million, or 16.2% of net sales, for the same period in 2006. Selling, general and administrative expense for the nine months ended September 29, 2007 includes $0.7 million of separation costs related to the resignation of the Company’s former Chief Operating Officer and $1.2 million of transaction costs relating to an unsuccessful bid for an acquisition target, while selling, general and administrative expense for the nine months ended September 30, 2006 includes $2.1 million of separation costs related to the resignation of the Company’s former Chief Executive Officer. Excluding these costs, selling, general and administrative expense for the nine months ended September 29, 2007 increased $1.5 million compared to the same period in 2006. The increase in selling, general and administrative expense was due primarily to increased consulting expenses associated with the Company’s cost reduction initiatives in its manufacturing operations, increased marketing expenses, and the impact of the stronger Canadian dollar, offset partially by headcount reductions implemented in the prior year along with decreases in EBITDA-based incentive compensation programs. Income from operations was $74.9 million for the nine months ended September 29, 2007 compared to $77.4 million for the same period in 2006.
The consolidating financial information included herein for the quarters and nine months ended September 29, 2007 and September 30, 2006 includes AMI and its indirect parent company, AMH Holdings, Inc. (“AMH”), which conducts all of its operating activities through AMI. Including AMH’s interest expense, which primarily consists of the accretion on AMH’s 11 1/4% senior discount notes, AMH’s consolidated net income was $8.4 million and $7.6 million for the third quarters of 2007 and 2006, respectively. For the nine months ended September 29, 2007, AMH’s consolidated net income was $9.1 million compared to net income of $12.8 million for the same period in 2006.
In connection with the December 2004 recapitalization transaction, AMH’s parent AMH Holdings II, Inc. (“AMH II”) was formed, and AMH II subsequently issued $75 million of senior notes in December 2004. The AMH II senior notes, which had accreted to $82.9 million by September 29, 2007, are not guaranteed by either AMI or AMH. The senior notes accrue interest at 13 5/8%, of which 10% is paid currently in cash and 3 5/8% accrues to the value of the senior notes. As AMH II is a holding company with no operations, it must receive distributions, payments or loans from its subsidiaries to satisfy its obligations on its debt. Total AMH II long-term debt, including that of its consolidated subsidiaries, was $706.9 million as of September 29, 2007.
Company Description
Associated Materials Incorporated is a leading manufacturer of exterior residential building products, which are distributed through company-owned distribution centers and independent distributors across North America. AMI produces a broad range of vinyl windows, vinyl siding, aluminum trim coil, aluminum and steel siding and accessories, as well as vinyl fencing and railing. AMI is a privately held, wholly-owned subsidiary of Associated Materials Holdings Inc., which is a wholly-owned subsidiary of AMH, which is a wholly-owned subsidiary of AMH II, which is controlled by affiliates of Investcorp S.A. and Harvest Partners, Inc. For more information, please visit the company’s website at http://www.associatedmaterials.com.
Investcorp is a leading provider and manager of alternative investment products. It has offices in New York, London and Bahrain and is publicly traded on the London Stock Exchange (IVC) and Bahrain Stock Exchange (INVCORP). Investcorp has five lines of business: private equity, hedge funds, real estate, technology investment and Gulf growth capital. Founded in 1982, Investcorp has grown to become one of the largest and most diverse alternative investment managers in terms of both product offerings and geography. It currently has over $10 billion in invested assets under management. Further information is available at www.investcorp.com.

Harvest Partners is a private equity investment firm with a long track record of building value in businesses and generating attractive returns on investment. Founded in 1981, Harvest Partners has approximately $1 billion of invested capital under management. For more information on Harvest Partners please visit its website at http://www.harvpart.com.
Forward-Looking Statements
This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to AMI and AMH that are based on the beliefs of AMI’s and AMH’s management. When used in this press release, the words “may,” “will,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue” or similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties. Such statements reflect the current views of AMI’s and AMH’s management. The following factors, and others which are discussed in AMI’s and AMH’s filings with the Securities and Exchange Commission, are among those that may cause actual results to differ materially from the forward-looking statements: changes in the home building industry, general economic conditions, interest rates, foreign currency exchange rates, changes in the availability of consumer credit, employment trends, levels of consumer confidence, consumer preferences, changes in raw material costs and availability, market acceptance of price increases, changes in national and regional trends in new housing starts, changes in weather conditions, the Company’s ability to comply with certain financial covenants in loan documents governing its indebtedness, increases in levels of competition within its market, availability of alternative building products, increases in its level of indebtedness, increases in costs of environmental compliance, increase in capital expenditure requirements, potential conflict between Alside and Gentek distribution channels and shifts in market demand. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For further information, contact:
Cyndi Sobe
Interim Chief Financial Officer
Vice President, Finance
(330) 922-7743

Net Sales by Principal Product Offering (Unaudited) (in thousands)

			Nine Months	Nine Months
	Quarter Ended	Quarter Ended	Ended	Ended
	September 29, 2007	September 30,	September 29,	September 30,
	2007	2006	2007	2006
Vinyl windows	$116,305	$112,215	$307,022	$305,805
Vinyl siding products	86,115	89,843	221,531	256,591
Metal products	65,241	62,301	167,287	172,233
Third party manufactured products.	60,405	53,951	151,967	145,837
Other products and services	21,537	25,092	57,911	70,545

	$349,603	$343,402	$905,718	$951,011

Selected Balance Sheet Data (in thousands)

	(Unaudited) September 29, 2007
			AMH
	AMI	AMH	Consolidated
Cash	$13,609	$—	$13,609
Accounts receivable, net	179,774	—	179,774
Inventories	153,170	—	153,170
Accounts payable	109,871	—	109,871
Accrued liabilities	73,604	—	73,604
Total debt	242,000	382,032	624,032

	December 30, 2006
			AMH
	AMI	AMH	Consolidated
Cash	$15,015	$—	$15,015
Accounts receivable, net	135,539	—	135,539
Inventories	134,319	—	134,319
Accounts payable	78,492	—	78,492
Accrued liabilities	64,764	—	64,764
Total debt	271,000	351,967	622,967
Selected Cash Flow Data for AMI (Unaudited) (in thousands)

	Nine Months	Nine Months
	Ended	Ended
	September 29,	September 30,
	2007	2006
Net cash provided by operating activities	$43,091	$26,906
Capital expenditures	7,297	11,876
Dividend paid to fund semi-annual interest payment on AMH II’s 13 5/8% senior notes	8,018	7,735
Cash paid for interest	15,231	17,467
Cash paid for income taxes	11,699	13,801